As filed with the Securities and Exchange Commission on September 11, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEONODE INC.
(Exact name of Registrant as specified in its charter)

Delaware	94-1517641
(State of Incorporation)	(I.R.S. Employer Identification No.)

2350 Mission College Blvd, Suite 190, Santa Clara, CA  95054
(Address of principal executive office)

David W. Brunton
Chief Financial Officer, Vice President, Finance and Secretary
Neonode Inc.
2350 Mission College Blvd, Suite 190
Santa Clara, CA 95054
(408) 496-6722
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David T. Mittelman, Esq.
Donald C. Reinke, Esq.
Reed Smith, LLP
101 Second Street
Suite 1800
San Francisco, CA 94105
(415) 543-8700

Approximate date of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-177726

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share	$1,115,000	$152.09

(1)
There are being registered hereunder such indeterminate number of shares of the Registrant’s common stock, par value $0.001 per share, as shall have an aggregate offering price not to exceed $1,115,000. The Registrant previously registered the offer and sale of certain securities, including its common stock, par value $0.001 per share, having a proposed maximum aggregate offering price of $22,300,000 pursuant to a Registration Statement on Form S-3 (File No. 333-177726), which was declared effective by the Securities and Exchange Commission on November 16, 2011 (the “Related Registration Statement”).  As of the date hereof, a balance of 1,000,000 shares of such securities remains to be offered and sold by the Registrant under the Related Registration Statement which corresponded to a proposed maximum aggregate offering price of $5,575,000 as of the filing date of the Related Registration Statement.  In accordance with Rule 462(b) promulgated under the Securities Act, an additional amount of the registrant’s common stock, par value $0.001 per share, having a proposed maximum aggregate offering price of $1,115,000 is hereby registered.

(2)	The proposed maximum aggregate offering price per share will be determined by the Registrant in connection with the issuance by the Registrant of the shares of its common stock, par value $0.001 per share, registered hereunder.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and includes the registration statement facing page, this page, the signature page, an exhibit index and certain exhibits.  Pursuant to Rule 462(b), the contents of the Related Registration Statement on Form S-3 (File No. 333-177726) of Neonode Inc., including the exhibits thereto and each of the documents incorporated by reference therein, are incorporated by reference in this Registration Statement.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on September 11, 2013.

NEONODE INC.

By:	/s/ David Brunton
David W. Brunton Chief Financial Officer, Vice President, Finance and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Eriksson and David Brunton, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas Eriksson	Chief Executive Officer and Director	September 11, 2013
Thomas Eriksson	(Principal Executive Officer)

/s/ David Brunton	Chief Financial Officer, Vice President, Finance and Secretary	September 11, 2013
David Brunton	(Principal Financial and Accounting Officer)

/s/ Per Bystedt	Executive Chairman	September 11, 2013
Per Bystedt

/s/ John Reardon	Director	September 11, 2013
John Reardon

/s/ Mats Dahlin	Director	September 11, 2013
Mats Dahlin

/s/ Lars Lindqvist	Director	September 11, 2013
Lars Lindqvist

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Reed Smith LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Reed Smith LLP (contained in Exhibit 5.1 to this Registration Statement)

24	Power of Attorney (contained on the signature page to this Registration Statement)